Exhibit 99.1

FOR IMMEDIATE RELEASE		Park Bancorp, Inc.	July 31, 2008
	Contact:	David A. Remijas
President/CEO
(630) 969-8900

Park Bancorp, Inc. Announces

Second Quarter 2008 Earnings

Repurchase Program Announced

Chicago, IL—Park Bancorp, Inc., (NASDAQ-PFED), the holding company for Park Federal Savings Bank, announced earnings for the quarter ended June 30, 2008.

Park Bancorp, Inc. also announced that the Board of Directors has adopted a stock repurchase plan during which the Company is authorized to purchase up to 50,000 shares. The Company recently completed the repurchase of 50,000 shares from April 2007 to July 2008 at an average price of $29.30.

The net loss for the three months ended June 30, 2008 was ($359,000), or ($.31) per share, as compared to net income of $172,000, or $.14 per share, for the same period in 2007. The change was due to a loss on security impairment of $476,000 and decreases in net interest income and non-interest income.

Net interest income before provision for loan losses decreased to $1.3 million for the three months ended June 30, 2008 from $1.4 million for the corresponding period in 2007. Total interest income decreased to $2.8 million for the three months ended June 30, 2008 from $3.0 million for the corresponding period in 2007 due to lower yields on assets offset by an increase in interest-earnings assets. Total interest expense decreased to $1.5 million for the three months ended June 30, 2008 from $1.6 million for the corresponding period in 2007 due to lower costs on liabilities offset by an increase in interest-bearing liabilities.

Non-interest income decreased to $141,000 for the quarter ended June 30, 2008, from $314,000 for the quarter ended June 30, 2007. The change was due to a gain on sale of securities of $74,000 and gains on sale of real estate owned of $84,000 in 2007.

Non-interest expense increased to $2.0 million for the quarter ended June 30, 2008, compared to $1.5 million for the corresponding three month period in 2007. The change was primarily due to an other than temporary loss on security impairment of $476,000 and increases in occupancy expense and marketing costs due to opening a new office.

Total assets at June 30, 2008 were $225.7 million, compared to $224.2 million at March 31, 2008. The change was due to an increase in securities offset by a decrease in interest-bearing deposits.

The loan portfolio decreased to $142.5 million at June 30, 2008, from $144.1 million at March 31, 2008. The change was due to a decrease in multi family and commercial loans. During the same period, non-performing assets increased to $3.2 million, or 1.41% of assets, from $3.0 million, or 1.33% of assets.

Deposit accounts decreased to $142.0 million at June 30, 2008, from $142.8 million at March 31, 2008. The change was due to a decrease in money market accounts.

Borrowings increased to $50.4 million at June 30, 2008 from $48.0 million at March 31, 2008. The change was due to an increase in Federal Home Loan Bank advances.

Stockholders’ equity at June 30, 2008 was $29.0 million, which is equivalent to 12.86% of total assets. Book value at June 30, 2008 was $24.73 per share. The decrease in stockholders’ equity from March 31, 2008 was attributable to the net loss of the Company, an unrealized loss in the available-for-sale portfolio, the repurchase of 5,300 shares at an average price of $19.72 and dividends paid.

Park Federal Savings Bank was founded in 1921 and operates four full-service offices and a limited-service branch in a high school in the Chicago area.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Park Bancorp, Inc.

Consolidated Financial Highlights (unaudited)

Dollars in thousands (except for book value and earnings per share)

	June 30, 2008	December 31, 2007	June 30, 2007
Selected Financial Data:
Total assets	$225,711	$220,052	$218,321
Loans receivable, net	142,517	146,037	142,118
Interest bearing deposits	1,404	13,339	5,642
Securities	55,954	39,205	48,466
Deposits	141,979	136,974	138,495
Borrowings	50,437	49,373	44,769
Total stockholders’ equity	29,021	30,277	31,195
Book value per share[1]	24.73	25.61	25.93

Non-accrual loans	0	$190	$26
Real estate owned	$3,178	2,449	2,754
Non-performing assets	3,178	2,639	2,780
Non-performing assets to total assets	1.41%	1.20%	1.27%
Allowance for loan loss	$615	$640	$569
Allowance for loan loss to loans receivable	.43%	.44%	.40%

[1]	Book value per share represents stockholders’ equity divided by outstanding shares exclusive of unearned ESOP shares.

	Three Months Ended June 30, 2008		Three Months Ended June 30, 2007	Six Months Ended June 30, 2008		Six Months Ended June 30, 2007
Selected Operating Data:

Interest income		$2,833	$3,015		$5,703	$6,020
Interest expense		1,531	1,618		3,153	3,237

Net interest income before provision for loan losses		1,302	1,397		2,550	2,783
Provision for loan losses		15	0		15	0

Net interest income after provision for loan losses		1,287	1,397		2,535	2,783
Non-interest income		141	314		274	443
Non-interest expense		2,026	1,498		3,501	3,071

Income before income taxes		<598>	213		<692>	155
Income tax expense (benefit)		<239>	41		<296>	<9>

Net income	$	<359>	$172	$	<396>	$164

Selected Performance Ratios:

Return on average assets		<.64> %	0.31%		<.35> %	0.15%
Return on average equity		<4.83> %	2.20%		<2.65> %	1.07%
Average equity to average assets		13.22%	14.26%		13.39%	13.89%
Equity to total assets at end of period		12.86%	14.29%		12.86%	14.29%
Average interest rate spread		2.45%	2.56%		2.38%	2.53%
Net interest margin		2.60%	2.81%		2.55%	2.77%
Average interest-earning assets to average interest-bearing liabilities		104.87%	107.84%		105.44%	107.69%
Non-interest expense to average assets		3.61%	2.73%		3.13%	2.78%
Efficiency ratio		140.40%	87.55%		123.97%	95.20%